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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF SCB COMPUTER TECHNOLOGY, INC.

Partners Resources Inc., an Arizona corporation

SCB Computer Technology of Alabama, Inc. an Alabama corporation

Remtech Services, Inc., a Virginia corporation

Delta Software Systems, Inc., a Tennessee Corporation, merged with and into SCB Computer Technology, Inc. (the "Company") on November 18, 2002.

Partners Capital Group, a California corporation, merged with and into the Company on December 2, 2002